May 31, 1996


Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C. 20549

                  RE:      CPT Holdings, Inc.
                           File No. 0 - 7462

Dear Sir or Madam:

                  We have reviewed Item 4 of the Form 8-K of CPT Holdings, Inc. dated May 6, 1996, and agree with the statements contained therein. Although we have not performed any services since the completion of our audit, with respect to the period subsequent to June 30, 1995, we have had no disagreements and we have neither been advised nor are we aware of any reportable events.

Very truly yours,


Grant Thornton LLP